Exhibit 10.20

Director Compensation Arrangements

Each of Verity’s non-employee directors receives a quarterly retainer of $6,250 and a per meeting fee of $2,500 for in-person meetings and $1,250 for telephonic meetings (up to a maximum of $5,000 per quarter). Committee members receive $2,000 for each committee meeting attended (up to a maximum of $4,000 per quarter). Chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee receive $1,500 per quarter for serving in such capacities. The members of the Board are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Verity’s policy.

Each of Verity’s non-employee directors also receives stock option grants. Under current practice, each person who is first elected or appointed as a non-employee director (excluding any person who is already a director at the time of first becoming a non-employee director) is granted an option to purchase 40,000 shares of Verity’s common stock on the date of such election or appointment. In addition, all directors who have served on the Board for more than six months and are not members of management receive a stock option to purchase 40,000 shares of Verity’s common stock on the date of each annual stockholders meeting. The exercise price of each option is the fair market value of Verity’s common stock on the day of grant (based on the closing sales price reported on the Nasdaq National Market for the date of grant). Each such option vests over four years and generally must be exercised within ten years. In the event of a merger of Verity with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving Verity, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction.